Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into this 16th day of April, 2010 by and between COMMERCIAL METALS COMPANY, a Delaware corporation (the “Employer” or the “Company”) and JOSEPH ALVARADO (the “Executive”). The Employer and Executive are collectively referred to as the “Parties,” and individually as a “Party.”
R E C I T A L S:
     WHEREAS, Employer desires to employ Executive as its EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER (“EVP AND COO”) effective April 30, 2010; and
     WHEREAS, Executive desires to be employed by Employer in this position pursuant to all of the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:
     1. PURPOSE. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer as EVP AND COO. This Agreement may only be amended by a writing signed by both Parties.
     2. DEFINITIONS. For the purposes of this Agreement, the following words and terms shall have the following meanings:
          a. “AFFILIATE” or “AFFILIATES” shall mean any corporation, partnership, joint venture, association, unincorporated organization or any other legal entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Employer.
          b. “CAUSE” shall mean (i) Executive’s commission of theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment with the Company, or any willful violation of Company policies (including the Company’s ethics policies) or lawful directives of the Company, or any law, rules, or regulations applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any willful failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries, provided, however, that Cause shall not include any act or omission of Executive that the Executive reasonably believes is not a violation of any such policies, directives, law, rules or regulations based on the advice of legal counsel for the Company; (ii) Executive’s willful commission of acts that would support the finding of a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude; (iii) Executive’s failure to perform his duties and obligations under this Agreement (other than during any period of disability) which failure to perform is not remedied within thirty (30) days after written notice thereof to the Executive by the Chief Executive Officer of the Company; or (iv) Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Section 9 of this Agreement.

          c. CONFIDENTIAL INFORMATION. During the course of his employment, Executive will receive Confidential Information of the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer or Affiliate; and (2) which relates to any aspect of Employer’s or Affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s and Affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with Employer, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Employer, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to Employer or Affiliate by a third party under restrictions against disclosure or use by Employer or others.
          d. “CONFLICT OF INTEREST” means any situation in which the Executive has two or more duties or interests which are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Executive’s duties, responsibilities or obligations to Employer, including but not limited to those described in Employer’s Code of Conduct (the “Code”) which Executive has either not disclosed to Employer or has disclosed and not been granted a waiver by the Audit Committee of the Board of Directors of Employer under the provisions of such Code.
          e. “GOOD REASON” shall mean the occurrence, without Executive’s written consent, of any of the following events (i) a breach of any material provision of this Agreement by Employer; (ii) a significant reduction in the authorities, duties, responsibilities, compensation, and/or title of the Executive as set forth in this Agreement; or (iii) Employer’s requiring the Executive, without his written consent, to be relocated in his employment to a location more than fifty (50) miles from the Employer’s present office location in Irving, Texas.
               Executive shall give Employer written notice within the guidelines Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) of an intent to terminate this Agreement for “Good Reason” as defined in this Agreement, and (except as set forth above) provide Employer with thirty (30) business days after receipt of such written notice from Executive to remedy the alleged Good Reason.
     3. DURATION. This Agreement shall, unless terminated as hereinafter provided, continue through April 30, 2012. Unless Executive or Employer gives written notice of his or its intent not to renew this Agreement no later than ninety (90) days prior to its expiration, this Agreement shall automatically continue in effect for successive additional one (1) year terms subject to all other terms and conditions contained herein.
     4. AGE 65 MANDATORY RETIREMENT. Executive understands and agrees that the position of EVP and COO is subject to a mandatory retirement age of sixty five (65).

     5. DUTIES AND RESPONSIBILITIES. Upon execution of this Agreement, Executive shall diligently render his services to Employer as Executive Vice President and Chief Operating Officer in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. Executive shall report directly to the Chief Executive Officer and President of the Company. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts.
     6. COMPENSATION AND BENEFITS. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:
          a. SALARY. Executive shall receive an annual base salary of not less than $500,000.00 during the term of this Agreement. This salary may be increased at the sole discretion of Employer, and may not be decreased without Executive’s written consent.
          b. BONUS. Executive shall be eligible to receive a bonus (the “Bonus”) for each fiscal year of Employer ending August 31 during the term of this Agreement pursuant to Employer’s 2006 Cash Incentive Plan, Employer’s discretionary incentive plan, and any other short or long-term incentive plans as may be applicable to executives of similar level in the Company. The amount of any annual or long-term bonus shall be determined by, and in the sole discretion of, Employer’s Board of Directors. The Bonus, if any, shall be paid in a lump sum, as soon as practicable following the end of the Employer’s fiscal year to which the Bonus relates, but in no event later than November 1 following the end of such fiscal year.
          c. PAYMENT AND REIMBURSEMENT OF EXPENSES. Employer shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement in accordance with the policies and procedures of Employer.
          d. INSURANCE, FRINGE BENEFITS AND PERQUISITES. Executive shall be entitled to participate in or receive insurance and any other benefits under any plan or arrangement generally made available to the employees or executive officers of Employer, including short and long-term plans for grants of equity, short and long-term bonus and incentive plans, health and welfare benefit plans, life insurance coverage, disability insurance, and hospital, surgical, medical, and dental benefits for Executive and his qualified dependents, (to the extent Executive elects to participate in such coverage where optional), and fringe benefit plans or arrangements, all subject to and on a basis consistent with the terms, conditions, and overall administration by Employer of such plans and arrangements.
          e. VACATION. In accordance with the policies of Employer, Executive shall be entitled to the number of paid vacation days in each employment year determined by Employer from time to time for its employees generally, but not fewer than twenty (20) business days in any employment year (prorated based on start date of employment in any year in which Executive is employed hereunder for less than the entire year in accordance with the number of days in such year during which Executive is so employed).
     7. TERMINATION. Executive’s employment with Employer is “at-will”, meaning that either Party may terminate this Agreement and the employment relationship at any time, with or without Cause, or Good Reason. Executive’s employment will terminate upon his death, or if he is unable to perform the functions of his position with reasonable accommodation for four (4) consecutive months, or for a total of six (6) months during any twelve (12) month period. Employer may terminate Executive’s employment at any time without notice for Cause (in accordance with the provisions of Paragraph 2(b) herein), or, following fourteen (14) days written notice to Executive, without Cause.
          a. Executive may terminate his employment upon thirty (30) days written notice to Employer. In the event Executive terminates his employment in this manner, he shall remain in Employer’s employ subject to all terms and conditions of this Agreement for the entire thirty (30) day period, performing such duties to which Executive may be directed by the Company.
          b. Executive may terminate this Agreement for Good Reason in accordance with the provisions of Paragraph 2(e) herein.
     8. SEVERANCE. Except in the event of a Qualified Termination within twenty-four (24) months following a Change in Control, as both are defined in the Executive Employment Continuity Agreement, Executive shall be entitled to the following compensation, in addition to any accrued but unpaid salary, in the event that this Agreement and his employment are terminated under the following conditions, which are the exclusive compensation and remedies for termination of this Agreement and the employment relationship:
          a. TERMINATION RESULTING FROM DEATH OR DISABILITY. Subject to the provisions of Section 8(d) below, in the event Executive’s employment is terminated as a result of his death or disability, Executive or his estate shall be entitled to (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers and; (ii) a pro-rata share of the Bonus in an amount as determined by Employer’s Board of Directors in their sole discretion, payable no later than November 30 following the end of Employer’s fiscal year during which such termination occurs; (iii) pursuant to the terms and conditions of the Employer’s 2006 Employee Cash Incentive Plan, payment, at such time as all other participants in that plan receive payment, of any cash incentive attributable to periods during which Executive was employed; (iv) to the extent permitted by the terms and conditions of Employer’s 2006 Long-Term Equity Incentive Plan or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive’s outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive; and (v) to the extent permitted by the terms and conditions of the Profit Sharing and 401(k) Plan and Benefit Restoration Plan maintained by the Employer, crediting of any Employer contribution to the Executive’s account attributable to the plan year during which termination occurs and accelerated full vesting of any previously unvested Employer contributions to the Executive’s account in such plans. Except as otherwise provided by this Section 8(a) or Section 8(d) below, any amount payable pursuant to this Section 8(a) shall be paid on the 60th day following Executive’s termination due to Executive’s death or disability.
          b. TERMINATION WITHOUT CAUSE BY EMPLOYER, NON-REWAL BY EMPLOYER, OR FOR GOOD REASON BY EXECUTIVE. Except in the event of a Constructive Termination related to a Change of Control (as both terms are defined in the Executive Employment Continuity Agreement between the parties), in the event Executive’s employment is terminated without Cause by the Employer, or for Good Reason by the Executive, or the Employer elects not to renew the Agreement pursuant to Paragraph 3 either at the end of the initial term or any successive one-year extension, subject to Executive’s execution of a general release agreement in favor of Employer releasing all pending or potential claims, Executive shall be entitled to the following: (i) lump sum payment of an amount equal to 1.5 times Executive’s then current annual base salary; (ii) a cash payment in lieu of the Bonus equal to the greater of (a) 1.5 times the average annual Bonus received by Executive for the five year period ended with Employer’s last complete fiscal year prior to termination; or (b) the Executive’s annual bonus target as established by the Board of Directors for the last fiscal year prior to termination, the foregoing when combined with (i) above not to exceed two times the Executive’s then-current Salary, and (iii) the benefits described above in Paragraph 8(a)(v). If Executive elects not to renew this Agreement, except for Good Reason, then he shall be entitled only to any accrued but unpaid salary through the date of such termination. Except as otherwise provided by Section 8(d) below, any amount payable pursuant to this Section 8(b) shall be paid on the 60th day following Executive’s termination.
          c. TERMINATION FOR CAUSE. In the event Executive’s employment is terminated for Cause by Employer or without Good Reason by Executive, the Executive shall only be entitled to accrued but unpaid salary through the date of his termination and will not be entitled to any additional compensation or benefits except as expressly required by applicable law concerning compensation and benefits upon termination of employment.
          d. DELAY OF SEVERANCE PAYMENTS. To the extent that any post-termination payments to which Executive becomes entitled under this Agreement constitute deferred compensation subject to Section 409A of the IRC, and Executive is deemed at the time of such termination to be a “specified employee” under said Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six months period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death following such “separation from service”. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or installments) in the absence of this Paragraph 8(d) will be paid to Executive or Executive’s beneficiary in one lump sum.
          e. CONDITIONAL ADDITIONAL PAYMENTS. In the event Executive receives any payments related to this Agreement or to agreements referenced or incorporated herein, that are subject to the excise tax imposed by Section 4999 of the IRC, or any similar provision of the IRC that may be enacted and be in existence at the time that severance payments are made hereunder, applies to any of such severance payments, the Company will make an additional payment or payments to or for the benefit of Executive to the extent necessary so that the net amount retained by the Executive after payment of the excise tax and other applicable excise related taxes shall be equal to the compensation and benefits he would have received had there been no excise tax imposed. Notwithstanding anything to the contrary contained herein, in no event shall any payment be made pursuant to this Section 8(e) after the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits any related taxes to the Internal Revenue Service.
     9. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will be provided access to Confidential Information of Employer and its

Affiliates, will be provided with specialized training on how to perform his duties, and will be provided contact with Employer’s and Affiliates’ customers and potential customers throughout the world. Executive further recognizes and agrees that (a) Employer and its Affiliates have devoted a considerable amount of time, effort, and expense to develop its Confidential Information, training, and business goodwill, all of which are valuable assets to the Employer; (b) that Executive will have broad responsibilities regarding the management and operation of Employer’s and Affiliates’ world-wide operations, as well as its marketing and finances, its existing and future business plans, customers and technology; and (c) disclosure or use of Employer’s or Affiliates’ Confidential Information and additional information described herein to which Executive will have access, would cause irreparable harm to the Employer. Therefore, in consideration of all of the foregoing, Employer and Executive agree as follows:
          a. NON-COMPETITION DURING AND AFTER EMPLOYMENT. As stated in Paragraph 2(c) herein, Executive will receive Confidential Information by virtue of his employment in an executive capacity with the Company. Accordingly, Executive agrees that during his employment for the Company and for a period of eighteen months after termination of his employment for any reason, he will not compete with Employer or Affiliates in any location in the world in which Employer or Affiliates have operations as of the date of Executive’s termination, by engaging in the conception, design, development, production, marketing, selling, sourcing or servicing of any product or providing of any service that is substantially similar to the products or services that Employer or any of its Affiliates provided during Executive’s employment or planned to provide during Executive’s employment and of which Executive had knowledge, responsibility or authority, and that he will not work for, assist, or become affiliated or connected with, as an owner, partner, consultant, or in any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer or Affiliates during Executive’s employment, or that were planned to be provided during Executive’s employment and of which Executive had knowledge, responsibility or authority. Additionally, during this period, Executive will not accept employment with or provide services in any capacity to any individual, business entity, investor, or investment fund that is actively involved in or assessing an acquisition of a controlling interest in the Company or purchase of substantially all assets of the Company. The restrictive covenants set forth in this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.
          b. CONFLICTS OF INTEREST. Executive agrees that for the duration of Executive’s employment, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform the General Counsel as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
          c. NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES. Executive further agrees that for a period of two years after the termination of his employment for any reason he will not either directly or indirectly, on his own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier with whom Executive personally dealt or solicited or had contact with at any time during Executive’s employment, (ii), solicit, recruit or otherwise attempt to hire, or personally cause to hire any of the then current employees or consultants of Employer or any of its Affiliates, or who were former employees or consultants of Employer or any of its Affiliates during the preceding twelve months, to work or perform services for Executive or for any other entity, firm, corporation, or individual; or (iii) solicit or attempt to influence any of Employer’s or any of its Affiliates’ then current customers or clients to purchase any products or services substantially similar to the products or services provided by Employer or Affiliates during Executive’s employment (or that were planned to be provided during Executive’s employment) from any business that offers or performs services or products substantially similar to the services or products provided by Employer or Affiliates.
          d. NON-DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.
               (i) Executive further agrees that during the term of his employment and thereafter he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of Employer or Affiliates, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. If Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then the Executive shall give Employer prompt notice to that effect, and will cooperate with Employer if Employer seeks to obtain a protective order concerning the Confidential Information. Executive will disclose only such Confidential Information as his counsel shall advise is legally required.
               (ii) Executive agrees to deliver to Employer, at any time Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer or any Affiliates and any other Confidential Information that Executive may then possess or have under his control.
               (iii) This section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by Executive of his obligations under this Agreement. It is understood that such Confidential Information and proprietary information of Employer and Affiliates includes matters that Executive conceives or develops during his employment, as well as matters Executive learns from other employees of Employer or Affiliates.
          e. Survival of Restrictive Covenants. All restrictive covenants herein shall survive termination of this Agreement and Executive’s employment, regardless of reason, including expiration of the Agreement by passage of time and non-renewal.
     10. REMEDIES. Executive acknowledges that the restrictions contained in Paragraph 9, in view of the nature of the Employer and its Affiliates’ global business and Executive’s global position with the Employer, are reasonable and necessary to protect the Employer and Affiliates’ legitimate business interests, including its Confidential Information, training and business goodwill, and that any violation of this Agreement would result in irreparable injury to the Employer. In the event of a breach by the Executive of any provision of Paragraph 9, the Employer shall be entitled, in addition to any other remedies that may be available, to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach without the necessity of proving irreparable harm or posting of a bond, and to recover the Employer’s attorneys’ fees, costs and expenses related to the breach and any such action to enforce the provisions of Paragraph 9. The existence of any claim or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained in Paragraph 9.
     11. REFORMATION. The Executive and the Employer agree that all of the covenants contained in Paragraph 9 shall survive the termination of Executive’s employment and/or termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Paragraph 9 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit in its duration or scope, then the court shall have such authority to so reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of Paragraph 9 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that these covenants are void or otherwise unenforceable in any particular area or jurisdiction, then the Employer may consider such covenant(s) and/or provisions of Paragraph 9 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.
     12. TOLLING. If the Executive violates any of the restrictions contained in this agreement, the restrictive period will be suspended and will not run in favor of the Executive until such time that the Executive cures the violation to the satisfaction of the Employer.
     13. NOTICE TO FUTURE EMPLOYERS. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Paragraph 9. Further, before taking any employment position with any company or entity during the 18-month period described in Paragraph 9, the Executive agrees to give prior written notice to the Employer, including the name of such company or entity and confirming in that notice that he has provided a copy of Paragraph 9 to such new employer or entity.
     14. INVENTIONS.
          a. Executive acknowledges that during this Agreement, Executive may be involved in (1) the conception or making of improvements, discoveries, or inventions (whether or not patentable and whether or not reduced to practice), (2) the production of original works of authorship (whether or not registrable under copyright or similar statutes) or (3) the development of trade secrets relating to Employer’s or any of its Affiliates’ business. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his or her employment, and which are protectable by copyright, are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C.,

Section 101) and are consequently owned by the Employer or any of its Affiliates. Executive further acknowledges that all improvements, discoveries, inventions, trade secrets or other form of intellectual property is the exclusive property of Employer or any of its Affiliates.
          b. Executive hereby waives any rights he/she may have in or to such intellectual property, and Executive hereby assigns to Employer or any of its Affiliates all right, title and interest in and to such intellectual property. At Employer’s or any of its Affiliates’ request and at no expense to Executive, Executive shall execute and deliver all such papers, including any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as Employer or any of its Affiliates may reasonably request, to enable Employer or any of its Affiliates to secure and exercise its rights to such intellectual property.
     15. RETURN OF PROPERTY. All lists, records, designs, patents, plans, manuals, memoranda and other property delivered to the Executive by or on behalf of Employer or any of its Affiliates or by any of their clients or customers, and all records and emails compiled by the Executive that pertain to the business of the Employer or any of its Affiliates (whether or not confidential) shall be and remain the property of the Employer and be subject at all times to its discretion and control. Likewise, all correspondence and emails with clients, customers or representatives, reports, research, records, charts, advertising materials, and any data collected by the Executive, or by or on behalf of the Employer or any of its Affiliates or its representatives (whether or not confidential) shall be delivered promptly to the Employer without request by it upon termination of Executive’s employment.
     16. ASSIGNMENT. This Agreement may be assigned by Employer, but cannot be assigned by Executive.
     17. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.
     18. EXECUTIVE’S REPRESENTATIONS. Executive represents that his acceptance of employment with Employer (a) will not result in a breach of any of Executive’s obligations and agreements with any current or former employer, partnership or other person and (b) would not otherwise result in any liability to Employer or any of its Affiliates. In addition, Executive represents to Employer that he is not a party or subject to (i) any restrictive covenants, including without limitation, relating to competition, solicitation or confidentiality (other than general obligations to maintain confidentiality) that precludes or would materially interfere with his employment with Employer as contemplated by, and as of the date of, this Agreement, and/or (ii) any agreement with any other employer, partnership or other person that in any way materially compromises, limits or restricts Executive’s ability to perform his duties for Employer as contemplated by, and as of the date of, this Agreement.
     19. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

Executive:	Employer:

Joseph Alvarado	Commercial Metals Company
2525 N. Pearl St. #1504	Attention: General Counsel
Dallas, Texas 75201	6565 North MacArthur Blvd.,
Suite 800
Irving, Texas 75039
Fax: 214-689-4326

     20. WAIVER. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     21. SEVERABILITY. Subject to the provisions of Paragraph 11 herein, if any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Paragraph 11.
     22. ENTIRE AGREEMENT AND UNDERSTANDING. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. The Parties represent and warrant that they have read and understood each and every provision of this Agreement, and that they are free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both Parties have voluntarily entered into this Agreement.
     23. EFFECTIVE DATE. It is understood that this Agreement shall be effective as of the date hereof and that the terms of this Agreement shall remain in full force and effect both during Executive’s employment and where applicable thereafter.
     24. GOVERNING LAW; RESOLUTION OF DISPUTES; WAIVER OF JURY TRIAL. This Agreement shall, at the choice of the Employer, be construed according to the laws of the State of Texas. All disputes relating to the interpretation and enforcement of the provisions of this Agreement shall, be resolved and determined exclusively by the federal or state courts in Dallas County, Texas. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND EXECUTIVE’S EMPLOYMENT AND COMPENSATION, OR TERMINATION THEREFROM.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE	EMPLOYER

COMMERCIAL METALS COMPANY

/s/ Joseph Alvarado Joseph Alvarado

By:	/s/ Murray R. McClean
	Name:	Murray R. McClean
	Title:	Chairman, Chief Executive Officer and President

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